Exhibit 14.2 The First Bancorp, Inc. Code of Business Conduct and Ethics

Revised Effective August 25, 2022

The Board of Directors of The First Bancorp, Inc. (and its subsidiary, First National Bank, the “Company”) have adopted this Code of Business Conduct and Ethics (the “Code”) to:

•Promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest.

•Promote full, fair, accurate, timely and understandable disclosure.

•Ensure compliance with applicable laws and governmental rules and regulations.

•Ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets, and confidential information; and

•Deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. The Company’s more detailed policies and procedures set forth in the Human Resources Policy Manual and other applicable procedures manuals are separate requirements and are not part of this Code.

For purposes of this Code, the “Code of Ethics Contact Person” will be Susan A. Norton,
Executive Vice President Chief Administrative Officer (or her successor or designee, as applicable).

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by Securities and Exchange Commission (“SEC”) or Nasdaq rules. Any waiver for other employees may be made only by the Code of Ethics Contact Person. Any waiver will not automatically apply to subsequent similar situations; separate approval must be sought and obtained as provided above.

I.Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity.
Integrity requires, among other things, being honest and candid.

Each director, officer and employee must:

a.Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

b.Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

c.Adhere to a high standard of business ethics.

Our advertising should always be truthful and in compliance with applicable federal and state regulations. If we make specific claims about our products or services, we should have evidence to substantiate those claims. We should not label or market our products or services in any way that might cause confusion between our products or services and those of any of our competitors. Similarly, we should be alert to any situation where a competitor may be attempting to mislead potential customers as to its products or services in a manner detrimental to the Company or its customers and inform appropriate management of any such cases.

We should not disparage any of the products, services, or employees of any of our competitors. If we do engage in any comparison of our products or services against those of our competitors, such comparisons should be fair.

If we supply any estimates—such as cost estimates—they must be fair and reasonable and made in good faith. To the maximum extent reasonably practicable, estimates should be backed up by objective facts and experience. To the extent that the estimate cannot be objectively verified, it should be based upon the good faith judgments of those making the estimate. We will not use gifts, excessive entertainment, or any other ways to improperly influence our potential customers/clients. We will market our products and services on the basis of our price, quality, and service.

The Company will not pay any bribe, gratuity, kickback, or any similar payment to anyone, including agents of our customers or members of their families, in connection with the sale of any of our products or services. The Company will offer employees referral fees in lawful situations such as the referral of a prospective employee that is ultimately hired and modest fees for qualified referrals for both Wealth Management and Investment Services. Should any such payments be requested, the Company’s senior management should be contacted immediately. Company policy is to forgo any business which can only be obtained by improper or illegal payments.

II. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform their Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or their family, or an entity in which a director, officer or employee (or a member of their family) has a material financial interest and/or ownership interest receives improper personal benefits as a result of their position in the Company, including if Company assets or information (such as a business opportunity) are used for the benefit of such a person or entity (see Section VII below). Any material transaction or relationship that would reasonably be expected to give rise to a conflict of interest, or any questions about a situation that may involve a conflict of interest, should be discussed with the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and/or advantage. Conflicts of interest should be disclosed to the Code of Ethics Contact Person and should, wherever possible, be avoided.

In particular, clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•Any significant ownership interest in any vendor/service provider to the Company or to a Company customer/client.

•Any consulting or employment relationship with any Company customer/client, vendor/supplier, or competitor.

•Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to their responsibilities with the Company.

•The receipt of non-nominal gifts or excessive entertainment from any company or person with which the Company has current or prospective business dealings.

•Being in the position of supervising, reviewing, or having any influence on the hiring, job evaluation, pay or benefit of any immediate family member; and

•Selling anything to the Company or acquiring credit or financial services from the Company, except on the same terms and conditions as comparable directors, officers or employees and persons unaffiliated with the Company are permitted to so acquire or sell.

Such situations should always be discussed with the Code of Ethics Contact Person and not pursued unless approved by the President. In the case of any conflict involving a director or executive officer, such approval must be sought from and given by the Board of Directors.

Nothing contained herein shall require approval of transactions involving extensions of credit or overdrafts that are in compliance with Regulation O promulgated by the Office of the Comptroller of the Currency, or transactions involving Company stock pursuant to First National

Bank Savings and Investment Plan, the Employee and Director Stock Purchase program, the Long- Term Equity Incentive Plan or the Dividend Reinvestment Plan.

Anything that would present a conflict of interest for a director, officer or employee would likely also present a conflict of interest if it were related to a member of their family. For purposes of this policy, “immediate family” includes the spouse, domestic partner, parents, siblings and children of the employee, and any person or persons in the same relationship to the spouse or domestic partner (including those in a ‘step’ or other equivalent relationship). Also, for this policy, a member of a director’s immediate family will be considered in the same manner as a member of the employee’s immediate family.

III. Disclosure

Each director, officer or employee involved in the Company’s SEC-mandated disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to their area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition, and prospects should, to the extent appropriate within their area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

•Familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

•Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, and self-regulatory organizations.

•Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV. Compliance: Transactions in Company Stock

It is the Company’s policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

The Company is strongly supportive of the acquisition, accumulation and retention by directors and executive officers of the Company’s stock. The Company firmly believes that director and officer stock ownership underscores the director’s or officer’s commitment to and belief in the Company and sends a very positive message to other stockholders, the Company’s employees and customers, and the community.

In the interest of good stockholder relations and strong corporate governance, the Company prohibits the acquisition by directors or executive officers of Company stock at a discount from the current market price (except pursuant to the exercise of stock options, or under the terms of the dividend reinvestment plan). Although stock transactions are generally conducted through brokers, given the relatively small number of stockholders and the relatively low volume of trading in the Company’s stock, it is not unusual for the identities of buyers and sellers and the terms of trades to become known in the community. The knowledge that directors or executive officers have acquired Company stock from other stockholders at below market prices could lead to resentment or perception of unfair dealing, possibly resulting in damage to the Company’s good relationship with its stockholders and loss of good will within the community. In addition, transactions conducted at below market prices may serve to drive down the market price of the stock, which, particularly when coupled with the knowledge that a director or officer has been buying in the market at discounted prices, may cause concern among stockholders as to the current and prospective value of their investment in the Company. The Company believes that, in light of the potential damage to the Company and its stockholders from such transactions, directors and executive officers should forego the short term monetary benefit afforded by below market stock purchases, and, except as otherwise provided above, restrict their stock transactions in Company stock to current market prices.

In connection with purchases or sales of the Company’s stock, directors, officers and employees are reminded that, under Rule 10b-5 of the Securities Exchange Act of 1934, it is unlawful to purchase or sell Company stock while in possession of material, non-public information with respect to the Company. A piece of information is material if a reasonable person would consider it important (but not necessarily determinative) in deciding whether to purchase, sell or hold the stock. Examples of such information include knowledge of a pending major transaction (such as an acquisition), unanticipated changes in earnings or adverse regulatory developments, while such information has not been publicly disclosed by the Company. Rule 10b- 5 will compel the directors, officers, employees and others possessing such knowledge to refrain from purchasing or selling shares of the Company’s stock until such time as the information has been publicly disseminated. Similarly, directors, officers and employees are reminded to exercise great care and discretion in maintaining the confidentiality of such material, non-public information. The consequences of such unlawful trading by directors, officers and employees or those to whom directors, officers or employees may have disclosed such information (whether knowingly or inadvertently) may include fines, punitive damages, civil liability and criminal sanctions as well as severe harm to the Company’s public image and stockholder, customer and regulatory relations. Thus, the Company expects all directors, officers and employees to adhere scrupulously to these legal requirements. Without limiting the foregoing, directors, officers and employees are reminded of the Company’s policies relating to stock trading, including those relating to periods in which no trading in Company stock is permitted for directors, officers and employees.

In addition to these ethical considerations, Board members and executive officers are reminded that certain reporting protocols must be followed when they or their immediate family members (directly or through trusts) conduct any transactions in the Company’s stock. Any questions about these trading prohibitions or reporting requirements should be directed to the Chief Financial Officer or the Executive Assistant to the President and CEO.

Because the Company is subject to federal and state financial institution statutory and regulatory obligations and restrictions, all Company directors, executive officers and employees are directed to the Company’s Compliance Manual, which sets forth in greater detail the obligations of such personnel relating to such laws and regulations.

[NOTE: In light of recent SEC disclosure requirements re: whether the reporting company has in place policies restricting directors, officers and employees from engaging in hedging transactions relating to Company stock, consider adding such a policy)

V. Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it, and has the authority to interpret this Code in any particular situation, including without limitation any such situation involving possible waivers of this Code with respect to any director or executive officer. Any director, officer or employee who becomes aware of any existing, past or potential violation of this Code, or of laws or regulations applicable to the Company or its directors, officers or employees in their capacities as such, is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code or applicable laws or regulations should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

•Notify the Code of Ethics Contact Person promptly of any existing, past or potential violation of this Code, or of laws or regulations applicable to the Company or its directors, officers or employees in their capacities as such.

•Not retaliate against any other director, officer or employee for reporting existing, past or potential violations of this Code or applicable laws or regulations to the Company or to appropriate government officials that are based on the reporting person’s reasonable belief that a violation has possibly occurred. Retaliation includes discharging, suspending, demoting, threatening, harassing (directly or indirectly) or discriminating in any other manner against the reporting person because of such reporting. Any person who has reported such a potential violation of this Code or of applicable laws or regulations and who believes they have experienced retaliation as a result is urged to report such retaliation immediately to the Code of Ethics Contact Person or the President.

The Board of Directors, the President and the Code of Ethics Contact Person shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action against the violator(s) as it deems appropriate, including potential discharge from employment, after consultation with the Board of Directors, in the case of a director or executive officer, or the President, in the case of any other employee. The identity of the employee reporting will be kept confidential to the extent that it is prudent and practically possible to do so.

Every employee and director of the Company shall be given a copy of this Code and asked to sign a statement acknowledging receipt of it. Every new employee will be given a copy of the Code and asked to acknowledge receipt of it either at or within one week of hiring.

In the event of any changes or amendments to this Code, such changes or amendments will be provided to all Company employees in the most expeditious way possible. If there are interpretations of the Code of broad application to our employees, those will also be appropriately distributed.

No representation is expressed or implied that the policies stated herein are all the relevant policies of the Company nor that they are a comprehensive, full, or complete explanation of the laws that are applicable to the Company and its employees. All Company employees have a continuing obligation to familiarize themselves with applicable law and Company policy.

VI. Governmental Investigations and Legal Proceedings

It is the policy of the Company to fully cooperate with any government investigation. A condition of such cooperation, however, is that the Company be adequately represented in any such investigation by its own legal counsel. Accordingly, anytime anyone in the Company obtains any knowledge that would lead one to reasonably believe that a government investigation or inquiry is or may soon be underway, this information should be communicated immediately to the Company’s President. The two preceding sentences do not apply to routine, periodically recurring interactions with the Company’s principal regulators, such as annual bank regulatory audits or inspections.

In some government investigations, the Company’s lawyers can protect the interests of both the Company and the employees. In some cases, there may be a conflict of interest between the Company and individual employees, and individual employees may need their own legal counsel.

In some cases, the Company may be able and willing to pay for the individual’s own legal counsel, but this must be determined on a case-by-case basis as the law imposes some restrictions on the Company’s ability to do so, and the Board retains discretion concerning such uses of Company funds.

Employees should never, under any circumstances,

1.destroy any Company documents in anticipation of a request for those documents from any government agency or a court;

2. alter any Company documents or records;

3. lie or make any misleading statements to any government investigator (this includes routine, as well as non-routine, investigations—there is a separate federal statute relating to the making of false statements to investigators of a crime); or

4. attempt to cause any other Company employee, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

Should any government inquiry arise through the issuance of a written subpoena or written request for information (such as a Civil Investigative Demand) such request should immediately, and before any action is taken or promised, be submitted to the Company’s President. The foregoing sentence does not apply to such inquiries that are received with respect to an individual customer or his, her or its account status or activity.

VII. Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

VIII. Confidentiality; Electronic Communications

In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers/clients or its suppliers/vendors. Directors, officers and employees must maintain the confidentiality of (and not use other than in the Company’s business) all information so entrusted to them, except when disclosure is authorized or legally mandated.

It is very important for all directors, officers and employees to appropriately safeguard the Company’s confidential information and that of its customers and to refuse any improper access to confidential information of any other person or company, including our competitors.

In terms of our own confidential information, the following are our guidelines.

1.Any Company proprietary information and any customer information to which we may have access should be discussed with others within the Company only on a need-to-know basis.

2.If we wish to disclose our own confidential information to any people outside of our Company, it should be done only in conjunction with appropriate confidential information disclosure agreements, which can be provided by the Company’s counsel.

3.We should always be alert to, and take steps to avoid, inadvertent disclosures that may arise in either social conversations or in normal business relations with our vendors and customers.

Confidential or proprietary information of the Company or our customers, and of other companies or persons, includes any information that is not generally disclosed and that is useful or helpful to the Company and/or which would be useful or helpful to competitors of the Company, as well as any non-public information be harmful to the relevant company or person or useful or helpful to competitors if disclosed. Common examples include such things as financial data, sales figures for individual products or services or groups of products or services, planned new products or services or planned advertising programs, areas where the Company (or another entity) intends to expand, lists of suppliers, lists of customers, customer deposit or loan data, customer financial statements or credit application information, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company (or another entity), communications to or from regulatory authorities, testing data, suppliers’ prices to us, or any plans we may have for improving any of our products or services.

Reference should be made to the Company’s employee manual for more detailed and specific guidelines and procedures relating to confidentiality.

Any director, officer or employee utilizing the Company’s information systems must review and comply with the Company’s Information Systems Acceptable Use Policy, which is included in the Company’s employee manual; copies may also be obtained from the Code of Ethics Contact Person.

IX. Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company’s customers/clients, service providers, vendors/suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

X. Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

The Company’s policy is to respect copyright laws and observe the terms and conditions of any license agreements to which the Company has agreed. In most cases, this means that the software used by our employees is copyrighted, and the Company does not have the right to make copies of that software except for backup purposes. This includes not only the substantial software programs the Company may license, but also the smaller so-called shrink-wrap programs typically used for word processing, spreadsheets, and data management.

The Company generally does not purchase these programs, but instead licenses them. Both the license agreement and general copyright laws prohibit duplication of these programs. This is true even if the programs are not “copyright protected.”

Code of Ethics

General:

It is the policy and practice of First National Bank that all areas of our business be conducted with the highest level of ethical standards. This policy applies to business conducted between the Bank and its customers, vendors and other associates as well as business conducted within the Bank between employees of all levels. Any employee who violates or disregards the Code of Ethics will be subject to disciplinary action, up to and including termination.

Work Environment:

Employees of First National Bank will work in an environment free of discrimination and harassment of any kind, where the highest standards of professional behavior will be upheld. Our work environment will be one of mutual respect, will promote teamwork and sensitivity toward others as well as tolerance of different views, ideas and lifestyles.

1.As outlined in our policy of Equal Employment Opportunity, the Bank will provide equal employment opportunity to all employees and persons applying for employment at this institution. This policy of non-discrimination applies to all terms, conditions and privileges of employment including, but not limited to, hiring, initial period of employment, employment, training, placement, employee development, promotion, transfer, compensation and benefits, educational assistance, performance management, discipline, layoff and recall, social and recreational programs, employee facilities and termination.

2.Harassment based upon any legally protected status, including but not limited to sex, sexual orientation, gender identity or expression, pregnancy, familial status, race or color, national origin, ancestry, religion, age, physical or mental disability,or whistleblower status will not be tolerated. As noted in the anti-harassment policy in our employee handbook, harassment can take many forms. It is perhaps most important to note the following:
a.What may not be considered as harassment by some people, may be by others, and harassment may occur when the person being victimized feels that they are being harassed even if the other party does not believe they have engaged in inappropriate behavior and does not intend to make the victim feel uncomfortable.
b.Employees may also feel harassed when they are working in an environment that has been made uncomfortable for them, even if they are not the direct targets of the harassment.
c.Supervisors and other members of management are responsible for monitoring behavior that could be construed to be harassment, and are responsible, with the assistance of the Human Resources Department, to take actions to eliminate such behavior.
d.Employees who feel they are being harassed or who are uncomfortable in their work environment due to the actions of others are responsible for reporting their complaints to the Human Resources Officer, who will investigate the complaint and take prompt, appropriate remedial action to address the situation.
e.Any employee who believes that they have been the victim of discrimination or harassment of any kind, or who has the knowledge of that kind of behavior is responsible for reporting such conduct immediately.
f.No employee acting in good faith will be retaliated against for reporting what they reasonably believe to be discriminatory behavior or harassment or participating in an investigation by the company or a governmental agency.

Confidentiality

All information obtained by virtue of association with the Bank should be held in strictest confidence. No hint of information or of having knowledge of bank accounts, sources of income, obligations or other information should ever be revealed to unauthorized persons. Within the Bank, disclosure of such information must be made only to those persons whose duties require and permit them to have access to such information.

Some Rules of Confidentiality

1.All transactions on an account are confidential. Only the accountholder has the right to information pertaining to their account.
2.Do not discuss confidential information with other employees unless there is a need to know to complete a transaction. Any discussion should be done for business purposes and in private.
3.Consider the need to know. As a bank employee, you have access to all kinds of confidential information. If there is not a need to know the information in order to complete a business transaction, there is no need for you to look it up.
4.Do not discuss bank policies or security measures with customers, vendors, or others not employed by the Bank. Do not encourage them to complain or criticize. Be positive about the Bank without giving away any details. Remember, as long as you are employed here at First National Bank, you are the Bank.

Quality of Work

All employees of First National Bank are expected to produce quality work that is highly accurate and balances both the needs of the Bank and those of our customers. Work produced by employees is subject to the scrutiny of both internal and external auditors as well as regulators from the Office of the Comptroller of the Currency.

1.Financial statements will be compiled using generally accepted accounting principles retaining all necessary work papers to create an appropriate paper trail for auditors and examiners.
2.Loan documents will be produced in compliance with applicable government rules and regulations and follow the credit underwriting and loan policy guidelines of the Bank.
3.All regulatory disclosures will be produced and distributed as required by law.
4.Any employee who does not follow these general guidelines when preparing work for First National Bank or its holding company, The First Bancorp, will be subject to disciplinary action, up to and including termination.

Conflicts of Interest

The Bank prohibits its employees from engaging in any activity, practice or act which conflicts with, or appears to conflict with, the interests of the Bank, its customers, or suppliers. Situations to avoid may include, but are not limited to, examples such as the following:

•No employee of the Bank may process transactions for their own account or for any account in which they have an interest, or for the account(s) of any immediate family member (as defined in the personnel manual). Included under the definition of transaction is any account or personal maintenance changes. Matters of this nature must be processed through proper channels by another qualified person to avoid any appearance of self-dealing or conflict of interest.
•No employee will accept a personal appointment such as Executor/Personal Representative, Administrator, Conservator, Trustee or Guardian, which develops primarily in the course of bank business without approval from their division head. (Supervisors and management personnel can look to the principals of First National Wealth Management for guidance as necessary.)
•No employee of the Bank will serve as co-fiduciary with the Bank unless the Trust Committee of the Board of Directors first approves the appointment. Any compensation received by the employee acting in said co-fiduciary capacity must also have prior approval of the Committee. If the situation involves relatives, close personal friends, or other special circumstances, the employee should make these facts known to the Committee, which, given the circumstances, may make an exception to this policy. This exception will be documented in writing.
•If the Bank or its agent offers the property (or foreclosed, now Bank owned property) of a customer, trust, agency or estate for sale, employees and their immediate family members are prohibited from purchasing such property.

•If an employee or employee’s family member or member of their household has a direct or indirect interest in a firm that is dealing with the Bank, such interests must be disclosed to the Bank. If bank management feels the interest is sufficient to affect the employee’s decisions or actions, the employee will be instructed not to act for the Bank in such transactions.
•The assets of the Bank must not be used to maintain a correspondent account with another bank in return for a personal loan or preferential terms from said bank to an Executive Officer of First National Bank.
•No employee may retain commissions or other income from the sale of insurance to customers in connection with any loan made by the Bank.
•Employees and their immediate families are not to accept gifts or any special discounts or loans from any person or firm doing business with or seeking to do business with the Bank. The word ‘gifts’ is defined to include cash, lavish entertainment, free long-distance travel, and lodging or any other items that could be perceived as inappropriate.
•Employees are not to give, offer or promise, directly or indirectly, anything of value to any representative or a customer, potential customer or financial institution, in connection with any transaction or business the Bank may have with such customer or represented entity.
•Employees are not to accept employment outside of the organization that would conflict with the policy on ‘Outside Employment’ including employment with a competitor of the Bank. This prohibition on employment includes serving as an advisor or consultant to that organization, unless that activity is conducted as a representative of the Bank in a pre- approved capacity.
•Employees are not to engage in, directly or indirectly, any conduct which is disloyal, disruptive or damaging to the Bank.

Reporting Violations of the Code of Ethics

Employees who become aware of any violation of the code or any other illegal conduct on the part of any employees must inform a member of the Bank’s Executive Leadership Team immediately. Failure to disclose such conduct or obstructing another employee’s disclosure of such conduct may subject the employee to disciplinary action, up to and including termination. No employee acting in good faith will be retaliated against for reporting suspected code of ethics violations, even if it is ultimately determined that no code of ethics violation occurred.

Reporting Auditing/Accounting Complaints

The Audit Committee of the Board of Directors of The First Bancorp (and First National Bank) has instituted a process for reporting concerns regarding questionable auditing and accounting matters as required under Sarbanes-Oxley, the law passed by Congress in 2002 in response to questionable practices that led to major issues at several large companies. This process allows employees to submit their concerns in a confidential and anonymous manner (if they so choose to be anonymous) directly to the outside director who is chair of the board’s audit committee. To report such concerns, employees should access the ‘Audit Concern Form’ found on the public drive under Forms\General, complete it and mail it to the address on the form. Types of concerns that would be legitimate to report include: financial statements not prepared using generally accepted accounting principles; collusion between management and auditors to falsify financial information to make the company appear in a better financial position than it truly is, and other matters that may misrepresent the company’s overall financial condition. No employee acting in good faith will be retaliated against for reporting questionable audit or accounting matters.